Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126277 on Form S-8 of Columbia Equity Trust, Inc. of our report dated February 22, 2006, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005 for the property known as 1025 Vermont Avenue.

/s/ Reznick Group, P.C.

Bethesda, Maryland

March 27, 2006